- Page 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 9, 2008

Heritage Oaks Bancorp
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-25020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

545 12th Street, Paso Robles CA	93446
(Address of Principal Executive Offices)	(Zip Code)

(805) 369-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

- Page 2

ITEM 7.01  REGULATION FD DISCLOSURE

On May 9, 2008, Lawrence P. Ward, CEO, Heritage Oaks Bank (the “Bank”) subsidiary of Heritage Oaks Bancorp (Nasdaq: HEOP), issued the following information:

As part of its announced program to proactively manage loan deterioration in the current economic environment, Management is continuing its assessment of loans that are collateralized by real estate, specifically construction and land loans, for signs of credit weakness and/or deterioration in underlying collateral value. At this time, in addition to the loans reported as non-performing for the period ending March 31, 2008, Management has identified 6 spec construction loans that exhibit signs of deterioration including cost over-runs, declining values and lack of borrower/guarantor liquidity. These loans plus four other loans that are collateralized by real estate total approximately $11.0 million and are being placed on non-accrual status as of May 9, 2008. The spec construction loans are being monitored closely for completion and sale of each residence. New appraisals have been ordered on all of the properties to determine the current fair market value, however, in the interim Management has performed an evaluation predicated on the original appraisals, reducing them by 20% and estimating an additional 8% for sale costs for each loan. After this preliminary analysis, it has been determined that there is potential impairment of approximately $630 thousand on these loans for which a valuation allowance was created on May 8, 2008. Analysis of fair value has been completed on the $1.5 million non-performing loans that were reported as of March 31, 2008 and the Bank has charged off one loan in full at a total of approximately $290 thousand. The reduction in the reserve for loan loss is being off-set by additional provisions that have occurred subsequent to the results of the first quarter of 2008 during the month of April 2008. During April 2008, a loan loss provision of $375 thousand was made and the Bank also received a recovery of approximately $101 thousand from a loan charge off in 2005.  The Bank continues to remain well capitalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2008
Heritage Oaks Bancorp

By:	/s/ Lawrence P. Ward
Lawrence P. Ward
Chief Executive Officer